FORM 4	UNITED STATES SECURITIES AND EXCHANGE COMMISSION Washington, D.C. 20549 STATEMENT OF CHANGES IN BENEFICIAL OWNERSHIP	OMB APPROVAL OMB Number: 3235-0287 Expires: January 31, 2005
[ ]	Check this box if no longer subject to Section 16. Form 4 or Form 5 obligations may continue. See Instruction 1(b).	Filed pursuant to Section 16(a) of the Securities Exchange Act of 1934, Section 17(a) of the Public Utility Holding Company Act of 1935 or Section 30(h) of the Investment Company Act of 1940	Estimated average burden hours per response.... 0.5

(Print or Type Responses)
1.	Name and Address of Reporting Person*	2.	Issuer Name and Ticker or Trading Symbol			6.	Relationship of Reporting Person(s) to Issuer
(Check all applicable)
Hallock, Richard W.			Occidental Petroleum Corporation
			OXY				Director	10% Owner
(Last) (First) (Middle)							X Officer (give title	Other (specify
Occidental Petroleum Corporation		3.	I.R.S. Identification Number	4.	Statement for Month/Day/Year		below)	below)
10889 Wilshire Boulevard			of Reporting Person, if an
			entity (voluntary)		11/04/2002
(Street)							Executive Vice President - Human Resources
				5.	If Amendment, Date of Original
Los Angeles, California 90024					(Month/Year)
						7.	Individual or Joint/Group Filing (Check Applicable Line)
(City) (State) (Zip)							X Form filed by One Reporting Person
Form filed by More than One Reporting Person

Table I - Non-Derivative Securities Acquired, Disposed of, or Beneficially Owned
1.	Title of Security	2.	Transaction	2a.	Deemed	3.	Transaction Code		4.	Securities Acquired (A) or		5.	Amount of	6.	Ownership	7.	Nature of
	(Instr. 3)		Date		Execution				Disposed of (D)				Securities		Form:		Indirect
					Date, if any		(Instr. 8)						Beneficially		Direct (D) or		Beneficial
			(Month/Day/						(Instr. 3, 4 and 5)				Owned at End		Indirect (I)		Ownership
			Year)		(Month/Day/								of Month
					Year)		Code	V	Amount	(A) or (D)	Price		(Instr. 3 and 4)		(Instr. 4)		(Instr. 4)

	Common Stock		11/04/2002				M		4,324	A	$23.1250			D

	Common Stock		11/04/2002				F		2	D	$28.0500			D

	Common Stock		11/04/2002				F		1,906	D	$28.0100	27,747		D

	Common Stock		11/04/2002				F		1,664	D	$28.0100	1,202		I		by Hallock family LP

Reminder: Report on a separate line for each class of securities beneficially owned directly or indirectly. * If the form is filed by more than one reporting person, see Instruction 4(b)(v).

FORM 4 (continued)                               Table II - Derivative Securities Acquired, Disposed of, or Beneficially Owned

(e.g., puts, calls, warrants, options, convertible securities)

1.	Title of Derivative	2.	Conver-	3.	Trans-	3a.	Deemed	4.	Transac-		5.	Number of Deriv-	6.	Date Exer-	7.	Title and Amount of	8.	Price	9.	Number	10.	Owner-	11.	Na-
	Security		sion or		action		Execu-		tion Code			ative Securities		cisable and Ex-		Underlying		of		of Der-		ship		ture
	(Instr. 3)		Exercise		Date		tion		(Instr. 8)			Acquired (A) or		piration Date		Securities		Deriv-		ivative		Form		of In-
			Price of				Date,					Disposed of (D)		(Month/Day/		(Instr. 3 and 4)		ative		Secur-		of De-		direct
			Deriv-		(Month/		if any					(Instr. 3, 4 and 5)		Year)				Secur-		ities		rivative		Bene-
			ative		Day/													ity		Bene-		Secur-		ficial
			Security		Year)		(Month/													ficially		ity:		Own-
							Day/											(Instr.		Owned		Direct		ership
							Year)						Date	Expira-		Amount or		5)		at End		(D) or		(Instr. 4)
									Code	V	(A)	(D)	Exer-	tion	Title	Number of				of		Indi-
													cisable	Date		Shares				Month		rect (I)
																				(Instr. 4)		(Instr. 4)

Employee stock option (right to buy)		$23.1250		11/4/02					M			4,324	(1)	4/27/05	Common Stock	4,324			0		D

Explanation of Responses:
(1) The option vested in three equal annual installments beginning on April 27, 1996.

**	Intentional misstatements or omissions of facts constitute Federal Criminal Violations. See 18 U.S.C. 1001 and 15 U.S.C. 78ff(a).
Note:	File three copies of this Form, one of which must be manually signed. If space is insufficient, see Instruction 6 for procedure.	/s/ CHRISTEL H. PAULI **Signature of Reporting Person	November 6, 2002 Date
Potential persons who are to respond to the collection of information contained in this form are not required to respond unless the form displays a currently valid OMB control number.		Christel H. Pauli, Attorney-in-Fact for Richard W. Hallock